                                     AGREEMENT

          AGREEMENT, dated as of January 22, 1998 (the "EFFECTIVE DATE"), by and between SILICON GRAPHICS, INC., a Delaware corporation (the "COMPANY"), and RICHARD E. BELLUZZO (the "EXECUTIVE").


          WHEREAS, the Company has offered to engage the Executive as its Chief Executive Officer on the terms set forth in an offer letter of even date herewith (the "OFFER LETTER"), and the Executive has indicated his willingness to accept such offer; and

          WHEREAS, the Company and the Executive wish to set forth in this Agreement certain additional terms relating to the Executive's employment with the Company;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows (capitalized terms used herein without definition having the meanings assigned to such terms in Section 7 below):

          1.   SUPPLEMENTAL PAYMENT

          Subject to the other provisions of this Agreement, promptly following Final Measurement Date the Company will make a payment (the "SUPPLEMENTAL PAYMENT") to the Executive (or upon the Executive's death, to his Beneficiary) equal to the Shortfall Amount determined as of the Final Measurement Date, PROVIDED, HOWEVER, that if the Shortfall Amount determined as of the First Measurement Date is zero, then the obligations of the Company under this Section 1 shall lapse and the Company shall not thereafter be obligated to make any Supplemental Payment. In no event shall the Supplemental Payment be greater than $10,000,000 or less than zero. No later than the time of payment, the Company shall provide the Executive with a written explanation in reasonable detail of its calculation of the Shortfall Amount. The Supplemental Payment shall be subject to applicable withholding taxes.

          2.   SUPPLEMENTAL ANNUITY

          Promptly following the Effective Date the Company shall purchase an annuity contract from an insurance company of national standing selected by the Executive, which contract shall name the Executive as beneficiary. The Company commits to spend $1.25 million (inclusive of commissions and other third-party expenses) for the purchase of the annuity contract. The Executive shall have the right to specify the terms of the annuity contract, including terms relating to alternate forms of payment, beneficiary designations, etc. In no event will the Company's commitment under this
Section 2 exceed payment of the $1.25 million referred to herein.

          3. TERMINATION OF EMPLOYMENT. Subject to the notice and other provisions of this Section 3, the Company shall have the right to terminate the Executive's employment with the Company, and the Executive shall have the right to resign from such employment, at any time for any reason or for no stated reason.

          (a)  TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON.

          (i) If the Executive's employment is terminated by the Company for Cause, or if the Executive resigns from his employment with the Company other than for Good Reason, the Executive shall be entitled to payment of his salary through and including the date of termination or resignation as well as any unreimbursed expenses and any bonus earned in respect of a prior year and not yet paid. The Executive shall not be entitled to a bonus for the year in which termination for Cause or resignation other than for Good Reason occurs. Except to the extent required by the terms of any grant of Options or other equity-based awards to the Executive or under applicable law, and except for the Executive's rights in the annuity contract provided for in Section 2 above, the Executive shall have no right under this Agreement or otherwise to receive any other compensation (including without limitation the Supplemental Payment) or to participate in any other compensation or benefit plan, program or arrangement of the Company after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

          (ii) Notwithstanding termination for Cause or resignation other than for Good Reason, the Executive shall retain his rights in the supplemental annuity described in Section 2 above.

          (iii) Termination of the Executive's employment for Cause shall be communicated by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board an event constituting Cause has occurred and specifying the particulars thereof (a "NOTICE OF TERMINATION"). If the event constituting Cause is of the type described in clause (i) or clause
     (ii) of the definition of Cause in Section 7 below and which in the good faith judgment of the Board is capable of being cured, the Executive shall have 20 business days from the date of receipt of such Notice of Termination to effect a cure of the event described therein and, upon cure thereof by the Executive to the reasonable satisfaction of the Board, such event shall no longer constitute Cause for purposes of this Agreement. The Executive shall provide at least 90 days' advance written notice of resignation without Good Reason.

          (b) INVOLUNTARY TERMINATION. This subsection (b) shall apply if, prior to July 1, 2005, the Company terminates the Executive's employment for any reason other than Cause or the Executive resigns from his employment with the Company for Good Reason (such a resignation or termination being referred to as an "INVOLUNTARY TERMINATION"). This subsection (b) shall not apply under any other circumstances (including without limitation upon termination of employment by reason of death or Disability or termination occurring on or after July 1,
2005). The payments and benefits provided for in this subsection (b) shall be conditioned upon the Executive's satisfaction of the conditions set forth in Section 5.

          (i) In the event of Involuntary Termination, the Company shall pay to the Executive his salary accrued up to and including the effective date of Involuntary Termination as well as any unreimbursed expenses and any bonus earned in respect of a prior year and not yet paid. In addition, the Company shall pay to the Executive as severance (the "SEVERANCE PAYMENTS") (A) his salary, at the rate in effect immediately prior to Involuntary Termination, for the 24-month period beginning immediately following the effective date of Involuntary Termination (the "SEVERANCE PERIOD") and (B) a pro rata bonus for the fiscal year in which termination occurs. The salary component of the Severance Payments shall be paid in payroll installments in accordance with the Company's payroll practices in effect from time to time. The bonus component of the Severance Payments will be determined at the end of the fiscal year based on the terms of the bonus program applicable to the Executive for such year and the Company's performance during such year, with the proration based on the number of days of the year elapsed through the effective date of Involuntary Termination. Notwithstanding the preceding sentence, the Company, in its sole discretion, may at any time during the Severance Period pay to the Executive the then remaining portion of Severance Payments due during the Severance Period in a cash lump sum.

          (ii) If Involuntary Termination occurs before the Supplemental Payment has been made (or it has been determined that the Company's obligation under Section 1 is zero), then, in addition to the Severance Payments, within five business days of the Final Measurement Date (which shall be ascertained in accordance with Section 7), the Company shall make the Supplemental Payment, it being acknowledged by both parties that, in accordance with Section 7 below, the calculation of the Shortfall Amount will take into account the In-the-Money Value only of those Options and restricted stock or stock units that have vested as of the effective date of the Executive's Involuntary Termination (including any Options and restricted stock or stock units that vest by virtue of clause (iii) below).

          (iii) As of the effective date of Involuntary Termination, the Executive will be credited with an additional six months of service credit for vesting purposes in respect of all Options and other equity-based awards that have been awarded to him by the Company prior to such effective date.

          (iv) During the Severance Period, the Executive and his dependents, if any, shall continue to participate (at no greater expense to them than was the case for such coverage prior to his termination) in the Company's health and medical plans,

     PROVIDED, HOWEVER, that such benefits shall cease to the extent the Executive begins coverage under plans of a subsequent employer. Anything herein to the contrary notwithstanding, the Company shall have no obligation to continue to maintain during the Severance Period any plan or program solely as a result of the provisions of this Agreement.

          (v) In the event of the Executive's death prior to the end of the Severance Period, the balance of the Severance Payments for such Severance Period, shall continue to be paid in periodic installments to the Executive's Beneficiary for the balance of the Severance Period; PROVIDED, HOWEVER, that the Company, in its sole discretion, may at any time pay such Beneficiary the then remaining Severance Payments in a cash lump sum.

          (vi) The Executive shall have no duty of mitigation with respect to amounts payable to him pursuant to this Agreement or other benefits to which he is entitled pursuant hereto, and subject to the specific provisions concerning medical, dental and insurance plans set forth in
     Section 3(b)(iv) above, no amounts payable to the Executive pursuant hereto, or other benefits to which he is entitled pursuant hereto, will be offset or reduced by any compensation, payments or benefits he may receive from a subsequent employer.

          (vii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; PROVIDED, HOWEVER, that no such written notice shall be effective unless the cure period specified Section 7 has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure.

          (c) TERMINATION DUE TO DISABILITY. In the event that the Company terminates the Executive's employment due to Disability, the Executive shall be entitled to payment of the Salary through and including the date of termination, as well as any unpaid expense reimbursements and any bonus earned in respect of a prior year and not yet paid. Following termination of employment, the Company shall continue to pay the Executive or his conservator or guardian, as the case may be, his salary (at the rate in effect immediately prior to termination of employment) for two years from the date of such termination (the "DISABILITY CONTINUATION PERIOD"); in the event of the Executive's death prior to the end of the Disability Continuation Period, the balance of the salary continuation payments for such period shall continue to be paid in periodic installments to the Executive's Beneficiary for the balance of the Disability Continuation Period, PROVIDED, HOWEVER, that the Company, in its sole discretion, may at any time pay such Beneficiary the then remaining salary continuation payments in a cash lump sum. Notwithstanding the preceding sentence, the payments provided for in this Section 3(c) shall be reduced by the amount of any benefits payable to the Executive or his conservator or guardian, or to his Beneficiary, as the case may be, during the Disability Continuation Period under any disability or other welfare benefits plan or program of the Company or any of its subsidiaries in respect of the Executive's Disability. In addition to salary continuation, the Executive shall be entitled to the Supplemental Payment (the Final Measurement Date for, and amount of, which will be ascertained in accordance with Section 7).

          (d) DEATH. Except as provided in Sections 1, 2, 3(b)(iv) and (v) and this Section 3(d), no compensation or benefits shall be payable under this Agreement following the date of the Executive's death. In the event of the Executive's death, all Salary earned by the Executive up to the date of death, all unreimbursed expenses and any bonus earned in respect of a prior year and not yet paid, shall be paid to the Executive's Beneficiary within 30 days of such termination.

          (e) EQUITY AWARDS/SUPPLEMENTAL ANNUITY. Except for the additional vesting provided for in Section 3(b)(iii) above, upon termination of the Executive's employment, or in the event of the Executive's death, all Options and other equity-based awards made to the Executive will be governed by the terms of the relevant plan and agreement under which the relevant Option or other award was granted. In addition, no termination of employment shall affect the Executive's rights in the supplemental annuity provided for in
Section 2 above.

          4.   CHANGE IN CONTROL.

          (a) CHANGE-IN-CONTROL PAYMENT. In the event of a Change in Control, the Company (or any successor of the Company) shall pay the Change-in-Control Payment to the Executive, within five days after the occurrence of the Change in Control. The Change-in-Control Payment shall be made whether or not the Executive's employment with the Company (or any successor of the Company) continues following the Change in Control and shall be in lieu of any severance or similar payment that the Executive would otherwise be entitled to receive upon termination or resignation of his employment with the Company following a Change in Control, whether pursuant to this Agreement or otherwise, including without limitation the Severance Payments provided for in Section 3(b) above.

          (b) STOCK OPTIONS; RESTRICTED STOCK. In addition to the Change-in-Control Payment:

          (i) The Executive shall have the right during the period of six months following a Change in Control either (i) to exercise all Options (whether non-qualified or incentive stock options) granted to the Executive by the Company as to all or any part of the shares covered thereby, including shares as to which such Options would not otherwise then be exercisable, or (ii) to have such Options "cashed out" at their fair market value determined as provided herein. The cash out proceeds shall be paid to the Executive or, in the event of the Executive's death prior to payment, the Executive's Beneficiary. For this purpose, the fair market value of an outstanding Option shall be measured as the difference between the Option exercise price and the Change in Control Price, as of the date the Change in Control is determined to have occurred or such other date as the Board may determine prior to the Change in Control. Any cash payable to the Executive under this subsection (b) shall be made within 30 calendar days after the date the Company receives the Executive's written notice electing to be cashed out on the value of his Options in lieu of exercise thereof.

          (ii) All restricted stock granted to the Executive shall be released from the Company's repurchase right (as set forth in the applicable restricted stock repurchase agreements) 15 calendar days after the Change in Control.

          (c) TERMINATION OF EMPLOYMENT/POOLING CONSIDERATIONS. Anything contained in Section 4 (a) or 4(b) above to the contrary notwithstanding, the Company shall have no obligation to pay the Change-in-Control Payment, to accelerate vesting of shares, to cash out Options or to release restricted stock from the Company's repurchase right under this Agreement in the event that the Executive's employment with the Company terminates prior to, but not in connection with, a Change in Control. Furthermore, if it is determined by the Board, upon receipt of a written opinion of the Company's independent public accountants, that acceleration of vesting of shares, cash out of outstanding Options or release of restricted stock from the Company's repurchase right would preclude accounting for the acquisition of the Company as a "pooling of interests", and the Board otherwise desires to approve a proposed acquisition of the Company by an acquiring Company which requires as a condition to closing of the acquisition that the acquisition be accounted for as a "pooling of interests", then the Company shall not be obligated to accelerate the Executive's Options or cash out such Options or release the Executive's restricted stock from the Company's repurchase right under this
Section 4.

          (d) CONFLICTS. In the event that the terms of this Section 4 relating to Options conflict with the terms of any option or related agreement between the Executive and the Company, the terms that are more favorable to the Executive will control.

          (e) REDUCTION IN CERTAIN CASES. Anything in this Agreement to the contrary notwithstanding, if any amounts due to the Executive under this Agreement and any other benefits to which he becomes entitled hereunder constitute "parachute payments" as such term is defined in Section 280G(b)(2) of the Code, and if the amount of such parachute payments, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, would be less than the amount the Executive would receive if he were paid three times his "base amount", as defined in Section 280G(b)(3) of the Code, less, $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting parachute payments shall, at the request of the Executive, be reduced to an amount that will equal three times the Executive's base amount
less $1.00   The determination of any required reduction pursuant to this
Section 4(e) (including the determination as to which specific amounts or benefits shall be reduced) shall be made by the Executive in his sole discretion, and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. The Company shall reduce a payment or other benefit in accordance with this Section 4(e) only upon written notice by the Executive indicating the amount of such reduction, if any.

          5.   PROTECTION OF THE COMPANY'S INTERESTS.

          (a)  NO COMPETING EMPLOYMENT.  The Severance Payments provided for in
Section 3(b) are made in consideration of, and their continued payment is conditioned upon, the Executive's refraining, for so long as the Executive is employed by the Company and continuing for two years after the termination of such employment or resignation therefrom (such period being referred to hereinafter as the "RESTRICTED PERIOD"), from engaging in any of the following, unless he has obtained the prior written consent of the Board (which consent may be withheld in the Board's sole discretion):

          (i) directly or indirectly soliciting any person who is, or during the 90 days preceding the effective date of the Executive's termination or resignation from employment was, employed by the Company or any of its subsidiaries to leave the employ of the Company; or

          (ii) soliciting, in competition with the Company or any of its subsidiaries, any business of any person or entity who is, or during the one year preceding the effective date of the Executive's termination or resignation from employment was, a customer or client of the Company or any of its subsidiaries; or

          (iii) engaging in any activities, whether as employee, director, consultant, agent, proprietor, owner, partner, contractor, stockholder, or otherwise, with or for the account of any corporation or firm engaged in the Computer Systems Business that competes with the Company or any of its subsidiaries, PROVIDED, HOWEVER, that this condition (iii) shall not fail to be satisfied solely by virtue of (A) the Executive's serving as an employee, officer, consultant or member of the board of directors of any corporation or firm having gross revenues, during its last completed fiscal year, of $75 million or less or (B) the Executive's serving as a partner or affiliate of a venture capital fund or (C) the Executive's passive investment of no more than $10 million in, or 5% of the equity of (whichever is greater), any corporation or other firm.

The Executive's engaging in any of the activities described in clauses (i) through (iii) above during the Restricted Period will result in forfeiture of his right to receive any further Severance Payment. The Company acknowledges that this Section 5(a) does not constitute a covenant on the part of the Executive to refrain from engaging in such activities and is not intended to confer on the Company any right to injunctive or other equitable relief to prevent the Executive from engaging therein.

          (b) PROPRIETARY INFORMATION. Concurrently with the execution of this Agreement, the Executive shall enter into a confidentiality and proprietary information agreement with the Company in the standard form used for the Company's other senior officers.

          6.   GENERAL PROVISIONS.

          (a) INDEMNIFICATION. Concurrently with the execution of this Agreement, the Executive shall enter into an indemnification agreement with the Company in the standard form used for the Company's other senior officers.

          (b) SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company; PROVIDED, HOWEVER, that this provision shall not be deemed to waive or abrogate any preferential or other rights to payment accruing to the Executive under applicable bankruptcy laws by virtue of the Executive's status as an employee of the Company.

          (c) NO OTHER SEVERANCE BENEFITS. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company's regular severance policies, in the event his employment with the Company ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under this Agreement or under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates for compensation or benefits in connection with his employment or the termination thereof.

          (d) TAX WITHHOLDING. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable tax withholding.

          (e) NOTICES. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

          (i)  To the Company:     Silicon Graphics, Inc.
                                   2011 North Shoreline Boulevard
                                   Mountain View, CA 94039-7311
                                   attention: General Counsel

                                   with a copy to:

                                   William Hinman
                                   Shearman & Sterling
                                   555 California Street
                                   San Francisco, CA 94104

          (ii) To Executive:       At the address indicated
                                   on the signature page hereof

                                   with a copy to:

                                   Craig Johnson
                                   Venture Law Group
                                   2800 Sand Hill Road
                                   Menlo Park, CA 94025

or to such other persons or other addresses as either party may specify to the other in writing.

          (f) REPRESENTATION BY THE EXECUTIVE. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and acceptance of the Offer Letter and the consummation of the transactions contemplated hereby and thereby will not, violate the provisions of any agreement or instrument to which the Executive is a party, including without limitation any agreement with his former employer, or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Company's obligations under this Agreement and the Offer Letter void AB INITIO.

          (g) LIMITED WAIVER. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

          (h) ASSIGNMENT; ASSUMPTION OF AGREEMENT. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (i) AMENDMENT; ACTIONS BY THE COMPANY. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company. Any and all determinations, judgments, reviews, verifications, adjustments, approvals, consents, waivers or other actions of the Company required or permitted under this Agreement shall be effective only if undertaken by the Company pursuant to authority granted by a resolution duly adopted by the Board; PROVIDED, HOWEVER, that by resolution duly adopted in accordance with this subsection (j), the Board may delegate its responsibilities hereunder to one or more of its members other than the Executive.

          (j) SEVERABILITY. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          (k) LEGAL FEES. The Company will reimburse the Executive for his reasonable legal fees and expenses incurred in connection with the negotiation of this Agreement and the Offer Letter.

          (l) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California (determined without regard to the choice of law provisions thereof).

          (m) DISPUTE RESOLUTION. In the event of any dispute, claim, question, controversy or disagreement arising under or in connection with this Agreement, the Offer Letter or the other agreements referred to herein, the parties agree to use their best efforts to settle such matters in an amicable manner. Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such resolution within a period of six weeks, then upon written notice by either party to the other, any unresolved matter shall be submitted to confidential mediation conducted by a mediator mutually acceptable to each of them. The site of the mediation shall be in the county of Santa Clara, California.
Either party may, without inconsistency with this Agreement, apply to any court having jurisdiction and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved and, if the claims between the parties are not resolved within six weeks of the commencement of mediation, either party may initiate litigation in a court having jurisdiction over the matter to enforce such party's claim. Following resolution of all claims between the parties in a mediation or legal proceeding, the Company shall promptly reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with a successful claim to enforce his rights under this Agreement.

          (n) ENTIRE AGREEMENT. This Agreement, together with the Offer Letter, the non-disclosure agreement between the Company and the Executive, the stock option agreement between the Company and the Executive relating to the Executive's initial grant of Options, the confidentiality agreement referred to in Section 5(b) and the indemnification agreement referred to in Section 6(a), set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede all prior agreements and understandings of the parties with respect to the subject matter hereof.

          (o) CONFLICTS. To the extent that any of the terms of this Agreement and the Offer Letter conflict with any policies or procedures of the Company in effect from time to time, the terms of this Agreement and the Offer Letter will prevail.

          (p) HEADINGS. The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

          (q) COUNTERPARTS. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

          7.   DEFINED TERMS

          For purposes of this Agreement, the following terms shall have the meanings indicated below:

          "AVERAGE FAIR MARKET VALUE" means the average of the Fair Market Values for the 30 calendar days ending with the relevant date of determination.

          "BENEFICIAL OWNER" has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

          "BENEFICIARY" means the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the balance of the Severance Payments, if any, in the event of the Executive's death, or, if no such person or persons are designated by the Executive, the Executive's estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of the Executive's death.

          "BOARD" means the board of directors of the Company.

          "BUSINESS COMBINATION" means and includes each of the following occurrences:

               (i) a consolidation or merger pursuant to which more than 75% of the Company's voting stock is transferred to different holders, except for a transaction intended primarily to change the state of the Company's incorporation;

               (ii) more than 75% of the assets of the Company are sold or otherwise disposed of; or

               (iii) the Company dissolves or liquidates or effects a partial liquidation involving more than 75% of its assets.

          "CAUSE" for termination of the Executive's employment means:

               (i) willful and continued failure to substantially perform his duties with the Company (other than such failure resulting from incapacity due to physical or mental illness) after there has been delivered to the Executive by the Board a written demand for substantial performance which sets forth in detail the specific respects in which it believes the Executive has not substantially performed his duties;

               (ii) willful misconduct which is inconsistent with Company policy and is materially and demonstrably injurious to the Company;

               (iii) commission of a felony or an act of fraud against the Company or any of its affiliates; or

               (iv) material breach of the terms of this Agreement or the terms of the confidentiality and proprietary information agreement referred to in Section 5(b) of this Agreement.

          "CHANGE IN CONTROL" means and includes each of the following occurrences:

               (i)   a Business Combination;

               (ii) when any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities with respect to the election of the directors of the Company;

               (iii) during any period of three (3) consecutive years (not including any period prior to the date hereof), individuals who, at the beginning of such period, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 under the Exchange
          Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

For purposes of this Agreement, the Board may, by resolution, clarify the date as of which a Change in Control shall be deemed to have occurred.

          "CHANGE-IN-CONTROL PAYMENT" means a payment, equal to 24 months of the Executive's base salary as in effect immediately prior to a Change in Control, to which the Executive shall become entitled as provided in
Section 4(a) above.

     "CHANGE IN CONTROL PRICE" means (i) the highest closing price of a share of Common Stock on the New York Stock Exchange (or, if the Common Stock is no longer listed on the New York Stock Exchange but is listed on another stock exchange, on such other stock exchange) as reported on the composite transactions reporting system (or in the event that the Common Stock is no longer listed on any stock exchange but is traded on the NASDAQ National Market System, the highest closing sale price of a share of Common Stock as reported by the NASDAQ National Market System and as appearing in the WALL STREET JOURNAL), at any time within the 60-day period immediately preceding the date of determination of the Change in Control Price by the Board (the "60-DAY PERIOD"), or (ii) the highest price paid or offered for a share of Common Stock, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control at any time within the 60-day period. The Change in Control Price shall be determined by the Board.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     A corporation or other firm will be considered to be engaged in the "COMPUTER SYSTEMS BUSINESS" if it is engaged in the design, manufacture or marketing of desktop or deskside computer systems, servers, graphics microprocessors or graphics hardware components, or in any combination of such activities.

     "DISABILITY" means a physical or mental incapacity that substantially prevents the Executive from performing his duties hereunder and that has continued for at least 180 days and can reasonably be expected to continue indefinitely. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules thereunder.

     "FAIR MARKET VALUE" of a share of Common Stock means such fair market value determined in accordance with the terms of the 1993 Plan.

     "FINAL MEASUREMENT DATE" means the earliest of:

          (i) the date that the Option to purchase 3,000,000 shares of Common Stock provided for in the Offer Letter vests in full (including full vesting pursuant to Section 4 above);

          (ii) the date following a termination of the Executive's employment with the Company (including termination due to death or Disability, but excluding termination of the Executive's employment by the Company for Cause or resignation by the Executive from his employment with the Company other than for Good Reason), as of which the Executive's vested Options are fully exercised or expire in accordance with their term;

          (iii) the effective date of the Executive's termination or resignation of employment with Company (for any reason) following a Change in Control, or, if earlier, the second anniversary of the Effective Date if a Change in Control has occurred before such second anniversary;

     PROVIDED, HOWEVER, that if the shares issuable upon exercise of any Options awarded to the Executive prior to the date specified in clause
     (i), (ii) or (iii) above, as applicable, and vested as of such date would not be Unrestricted Stock if the Options were exercised and the shares were issued as of such date, then the Final Measurement Date shall be the earliest date after the date specified in clause (i), (ii) or (iii) above, as applicable, as of which such shares, if issued, would be Unrestricted Stock.

     "FIRST MEASUREMENT DATE" means the earlier of:

          (i) the second anniversary of the Effective Date; or

          (ii) the date following a termination of the Executive's employment with the Company (including termination due to death or Disability, but excluding termination of the Executive's employment by the Company for Cause or resignation by the Executive from his employment with the Company other than for Good Reason) as of which the Executive's vested Options are either fully exercised or expire in accordance with their terms,

     PROVIDED, HOWEVER, that if the shares issuable upon exercise of any Options awarded to the Executive prior to the date specified in clause
     (i) or (ii) above, as applicable, and vested as of such date would not be Unrestricted Stock if the Options were exercised and the shares were issued as of such date, then the First Measurement Date shall be the earliest date after the date specified in clause (i) or (ii) above, as applicable, as of which such shares, if issued, would be Unrestricted Stock.

     "GOOD REASON" for the Executive's resignation of his employment with the Company means the occurrence of any of the following events:

          (i) the assignment to the Executive of any duties or the significant reduction of the Executive's duties, either of which is inconsistent with the Executive's position as Chief Executive Officer of the Company, or the removal of the Executive from or failure to re-elect the Executive as Chief Executive Officer of the Company or as a member of the Board, PROVIDED, HOWEVER, that the election of a non-executive Chairman of the Board, or the appointment of a person other than the Executive as President of the Company, shall not constitute Good Reason as long as (A) the Executive remains the most highly compensated executive officer of the Company and (B) any such President reports to the Executive;

          (ii) the failure of the Company to increase the Executive's base salary each year by an amount which equals at least one-half, on a percentage basis, of the average annual percentage increase, if any, in base salary for all officers of the Company (and any successor of the Company) during the prior two full calendar years;

          (iii) the taking of any action by the Company which would materially and adversely affect the Executive's participation in any plan, program or policy generally applicable to executives or employees of the Company or any successor of the Company; or

          (iv) the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated by Section 6(h) hereof.

Unless the Executive provides written notification of his intention to resign within 90 business days after the Executive knows or has reason to know of the occurrence of any such event, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If the Executive provides such written notice to the Company, the Company shall have 20 business days from the date of receipt of such notice to effect a cure of the event described therein (which cure shall be retroactive with respect to any monetary matter) and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement.

     "IN-THE-MONEY VALUE" means:

          (i) with respect to any Option (or portion thereof) that has been exercised on or prior to a Measurement Date, the product of (A) the amount, if any, by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the per share exercise price of the Option, multiplied by (B) the number of shares as to which the Option was exercised;

          (ii) with respect to any Option (or portion thereof) that has not been exercised as a Measurement Date, the product of (A) the amount, if any, by which the Average Fair Market Value of a share of Common Stock as of the relevant Measurement Date exceeds the per share exercise price of such Option, multiplied by (B) the number of shares of Common Stock subject to such Option (or unexercised portion thereof);

          (iii) with respect to any restricted stock or other stock award that has been sold on or prior to a Measurement Date, the product of (A) the Fair Market Value of a share of Common Stock on the date of sale multiplied by (B) the number of shares sold; and

          (iv) with respect to any restricted stock or other stock award that has not been sold on or prior to a Measurement Date, the product of
     (A) the Average Fair Market Value of a share of Common Stock as of the relevant Measurement Date multiplied by (B) the number of shares that remain included in or subject to such award.

     "MEASUREMENT DATE" means each of the First Measurement Date and the Final Measurement Date.

     "OPTIONS" means stock options to purchase shares of the Company's common stock awarded to the Executive under the 1993 Plan or any other plan or program of the Company.

     "SHORTFALL AMOUNT" means the excess, if any, determined as of a Measurement Date, of (i) $10 million over (ii) the aggregate In-the-Money Value of all Options and restricted stock or stock units that have been awarded to the Executive by the Company, and have vested, on or prior to the Measurement Date. In no event shall the Shortfall Amount be greater than $10 million or less than zero. The Company shall be responsible for calculating the Shortfall Amount.

     "UNRESTRICTED STOCK" means shares of Common Stock owned by the Executive the sale or other disposition of which is not restricted (i) under any trading policy of the Company applicable to the Executive, including any policy designed to restrict trading by the Company's officers during periods when the Company is or may be in possession of material undisclosed information, or (ii) as a condition to the qualification of a transaction involving the Company as a "pooling of interests" for accounting purposes. Shares of Common Stock owned by the Executive will not fail to be considered Unrestricted Stock solely by virtue of any volume limitations on the Executive's ability to sell or dispose of such shares imposed under the Securities Act of 1933, as amended, and the rules thereunder.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

                              SILICON GRAPHICS, INC.


                              By: /s/ William M. Kelly
                                  --------------------------------------------
                                   Name:  William M. Kelly
                                   Title: Senior Vice President



                              EXECUTIVE

                                  /s/ Richard E. Belluzo
                                  --------------------------------------------
                                   Address: 927 Wyndemere
                                            Boise, Idaho 83902